Exhibit (c)(9)

Project Glass

MOELIS & COMPANY

Discussion Materials for the Board of Directors

May 23, 2021

Disclaimer

This presentation has been prepared by Moelis & Company LLC ("Moelis") for the exclusive use of the Board of Directors of Galileo (the "Company" or "Galileo") in considering the transaction described herein based on information provided by the Company and upon information from third party sources. Moelis has not assumed any responsibility for independently verifying the accuracy of such information, and disclaims any liability with respect to the information herein. In this presentation, Moelis, at the Company's direction, has used certain projections, forecasts or other forward-looking statements with respect to the Company and/or other parties involved in the transaction which were provided to Moelis by the Company and/or such other parties and which Moelis has assumed, at the Company's direction, were prepared based on the best available estimates and judgments of the management of the Company and/or such other parties as to the future performance of the Company and/or such other parties. This presentation is provided as of the date hereof and Moelis assumes no obligation to update it or correct any information herein.

This presentation is solely for informational purposes. This presentation is not intended to provide the sole basis for any decision on any transaction and is not a recommendation with respect to any transaction. The recipient should make its own independent business decision based on all other information, advice and the recipient's own judgment. This presentation is not an offer to sell or a solicitation of an offer to buy any business, security, option, commodity, future, loan or currency. It is not a commitment to underwrite any security, to loan any funds or to make any investment. Moelis does not offer tax, accounting, actuarial or legal advice. Absent Moelis' prior written consent, this material, whether in whole or in part, may not be copied, photocopied, or duplicated in any form by any means, or redistributed.

Moelis and its related investment banking entities provide mergers and acquisitions, recapitalization, restructuring, corporate finance and other financial advisory services to clients and affiliates of Moelis are engaged in asset management activities and make investments for their own accounts and on behalf of clients. Personnel of Moelis or such affiliates may make statements or provide advice that is contrary to information included in this material. The proprietary interests of Moelis or its affiliates may conflict with your interests. In addition, Moelis and its affiliates and their personnel may from time to time have positions in or effect transactions in securities referred to in this material (or derivatives of such securities), or serve as a director of companies referred to in this presentation. Moelis and its affiliates may have advised, may seek to advise and may in the future advise or invest in companies referred to in this presentation.

Update to April 26, 2021 Board Presentation

- During preparation of the proxy disclosure materials on May 16, 2021, Moelis further reviewed the financial projections with Galileo's Management team
- During these discussions, Management identified that the $18.6 million of 3rd party acquisition costs included in Galileo's unlevered free cash flow in 2021 was inclusive of $15.3 million of transaction costs related to the acquisition of Eagle
- Moelis previously accounted for these transaction costs by reducing Galileo's pro forma cash balance by $15.3 million
- Given these Eagle transaction costs were already embedded within the free cash flow of Galileo's financial projections, Moelis was inadvertently double counting these costs
- In the material presented herein, Moelis has revised its financial analysis to remove the $15.3 million of Eagle transaction costs from the 2021 unlevered free cash flow provided by Galileo Management
  - The Eagle transaction costs are still captured in the pro forma balance sheet adjustment
- The change had the impact of increasing the Implied Equity Value per Share on page 3 by approximately $0.22 per share on the discounted cash flow analysis

		Final Board Presentation (Sent 04/26/21)	Final Board Presentation – Update
DCF Analysis	Price Per Share Range	▪ Galileo Management Case: $66.69 – $83.39	▪ Galileo Management Case: $66.91 – $83.61
	Treatment of Acquisition Costs	▪ Cash flow includes $18.6mm of 3rd Party Acquisition Costs	▪ Cash flow includes incremental $3.3mm of 3rd Party Acquisition Costs (after reduction of $15.3mm of Eagle Acquisition Costs)
		▪ Balance sheet adjusted to remove $15.3mm of Eagle Acquisition Costs	
	Key Assumptions	▪ 5-year projected period (2021E – 2025E) ▪ Balance Sheet Date: 12/31/20 ▪ Selected Terminal EBITDA Multiple Range: 9.5x – 10.5x ▪ Terminal EBITDA adjusted per Management guidance [1] ▪ *WACC Analysis* — WACC Range: 7.50% – 9.25% — Risk-Free Rate: 2.14% — Pre-Tax Cost of Debt: 4.50% — Unlevered Beta Range: 0.800 – 1.050 — Debt / Capitalization: 15% – 40%	

1. Refer to Discounted Cash Flow Analysis – Methodology & Assumptions in Appendix for additional detail

Galileo Financial Analysis
Financial Analysis Overview

MOELIS & COMPANY

Current Share Price: $64.24 | 40N "Best and Final" Offer Price: $70.00

VALUATION METHODOLOGY	IMPLIED EQUITY VALUE PER SHARE (Low)	IMPLIED EQUITY VALUE PER SHARE (High)	KEY ASSUMPTIONS
Selected Publicly Traded Companies Analysis (2021E)	$60.34	$78.13	▪ 10.5x – 12.5x 2021E Management Adj. EBITDA of $601mm [1]
Selected Publicly Traded Companies Analysis (2022E)	$65.72	$86.43	▪ 9.5x – 11.5x 2022E Management Adj. EBITDA of $702mm
Selected Precedent Transaction Analysis (2021E)	$64.81 $72.95 (dotted)	$82.55 $92.11 (dotted)	▪ 11.0x – 13.0x 2021E Adj. EBITDA of $601mm [1] ▪ Dotted range based on 2021E Adj. EBITDA of $651mm (includes estimated incremental EBITDA of $50mm) [2]
Discounted Cash Flow Analysis [3] – Galileo Management Case (Including Eagle)	$66.91	$83.61	▪ 9.5x – 10.5x Adj. EBITDA Terminal Multiple ▪ 7.50% – 9.25% WACC ▪ Tax attributes discounted at 8.50% - 12.50% (Cost of Equity) ▪ Terminal Adj. EBITDA of $824mm per Galileo Management on 4/6/21

Terminal Adj. EBITDA provided by Galileo Management on April 6, 2021 and reviewed by Galileo's Board of Directors on April 7, 2021;
Previous Terminal Adj. EBITDA of $882mm implied a DCF equity value per share range of $72.14 to $89.84 (See pages 6 and 10 - 12 for additional detail)

Other Information (For Reference Only)

VALUATION METHODOLOGY	IMPLIED EQUITY VALUE PER SHARE (Low)	IMPLIED EQUITY VALUE PER SHARE (High)	KEY ASSUMPTIONS
Discounted Cash Flow Analysis [3] – Illustrative Street Case (Including Eagle)	$60.92	$74.91	▪ 9.5x – 10.5x Adj. EBITDA Terminal Multiple ▪ 7.50% – 9.25% WACC ▪ Balance sheet net deferred tax attributes divided by FDSO ▪ Terminal Adj. EBITDA of $735mm
Illustrative Leverage Buyout Analysis – Galileo Management Case (Including Eagle)	$48.51	$65.58	▪ 15% – 25% Target IRR ▪ 6.0x Leverage [4] ▪ 10.5x Terminal Multiple
52-Week Trading Performance	$38.70	$65.17	▪ 52-Week Share Price Low and High [5]
Analyst Share Price Targets (Nominal)	$65.00	$75.00	▪ Low and High Share Price Target of Equity Research Analysts [6]
Analyst Share Price Targets (Discounted)	$58.82	$67.87	▪ Low and High Share Price Target of Equity Research Analysts [6], Discounted One Year [7]

Source: Company information, Galileo Management's Five Year Projections for Galileo (as of 01/27/21), Thomson Reuters, Bloomberg, and CapitalIQ as of 04/23/21

Note: Assumes diluted shares based on 66.2mm basic shares outstanding, 1.1mm options outstanding with a weighted-average exercise price of $66.47, and 0.6mm unvested RSUs and PSUs (as of 04/22/21 and received on 04/26/21); analysis assumes $1,990mm of debt, $291mm of cash and cash equivalents (adjusted for $15mm Eagle transaction costs and $2mm of restricted cash), and $3mm non-controlling interest (as of 12/31/20); includes $570mm of incremental net debt and preferred stock from Eagle acquisition

1. Includes estimated $25mm pro forma adjustment to EBITDA for full year run-rate impact of Eagle acquisition in 2021E
2. Estimated $50mm of incremental run-rate EBITDA expected to result from increased capacity for the business from growth capex spent in 2018A and 2019A
3. Assumes valuation date as of December 31, 2020; includes present value of the tax attributes (utilization schedule provided by Galileo Management) discounted based on cost of equity range (street case based on balance sheet net deferred tax assets)
4. Leverage based on 2021E EBITDA, inclusive of full year run-rate impact of Eagle acquisition
5. Based on intraday prices | 6. Equity research analyst high / low per Bloomberg | 7. Discounted one year at midpoint of cost of equity

Appendix

MOELIS & COMPANY

Discounted Cash Flow Analysis – Galileo
Methodology & Assumptions

Discounted cash flow ("DCF") analysis reflects implied enterprise value range based on estimated present value of unlevered after-tax free cash flows projected by Galileo Management and terminal values

- Based on Galileo Management's 5-Year Projections for Galileo as of January 27, 2021
  - Projections are on a fiscal year basis, with a fiscal year end of December 31
  - Tax rate based on effective tax rate of 26% per Galileo Management
- Unlevered after-tax free cash flows through 2025E and terminal values were discounted to December 31, 2020, utilizing discount rate range of 7.50% to 9.25% derived from WACC calculation
- Terminal EBITDA reflects the impact of Galileo Management's long-term, public view of expected lower demand for the Company's FCC business within the Refining Technologies segment amid certain operating segment challenges
  - Refer to next page for additional detail on Galileo Management's estimated terminal financial results
- Terminal value at end of projected period based on 9.5x – 10.5x 2025E Adj. EBITDA
  - Terminal multiple informed most closely by (i) current and historical trading multiples for Galileo, (ii) current and historical trading multiples for the selected publicly traded companies, and (iii) headwinds in refining industries expected to drive multiple contraction over time
- Terminal value represents approximately 80% - 82% of total DCF net present value
  - Implied perpetuity growth rate range of 1.7% to 3.8%
- The DCF analysis reflects the net present value from the utilization of Galileo's tax attributes
  - Utilization based on federal and state cash tax savings schedule received from Galileo Management on February 5, 2021

Source: Company filings, Galileo Management's 5-Year Projections for Galileo (as of 01/27/21)

Discounted Cash Flow Analysis – Galileo
Methodology & Assumptions (cont'd)

MOELIS & COMPANY

Galileo Management has provided and instructed Moelis to use the following estimated terminal financial results, as of April 6, 2021, for the purposes of the financial analysis

COMMENTARY

- Terminal financial results provided by Galileo Management on April 6, 2021 and reviewed by Galileo's Board of Directors on April 7, 2021
  - As Galileo Management discussed with Galileo's Board of Directors on April 7, 2021, Galileo Management adjusted terminal financial results to reflect their long-term, public view of expected lower demand for the Company's FCC business within the Refining Technologies segment amid certain operating segment challenges
    - Industry experts expect total refined products demand to peak between 2030 – 2040[1]
    - Alternatively, industry experts believe that if recent 2°C policy, technology, and consumer behavior accelerate, then demand could be 75% of 2018 levels by 2040[1]
  - Galileo Management adjusted terminal financial results for the FCC business within the Refining Technologies segment to reflect expected slower growth beyond 2025E:
    - Revenue adjustment factor of 85% applied to FCC 2025E revenue based on Galileo management's long-term view of potential FCC operating segment challenges based, in part, on secular trends and market feedback
    - FCC terminal EBITDA based on Galileo Management's view of normalized long-term margins of 32%, which is in line with FCC's historical performance and recent commercial pressures
  - Galileo Management did not adjust the terminal financial results for the following:
    - The ART business within the Refining Technologies segment
    - The Company's Specialty Catalysts segment or Materials Technologies segment
  - Galileo Management adjusted terminal capex to be 8% (in line with historical results) of total terminal revenue

GALILEO TERMINAL FINANCIAL RESULTS

($ in millions)	Terminal
FCC Terminal Revenue Estimate	**$862**
(x) Revenue Adjustment Factor	85.0%
Implied FCC Terminal Revenue	**$733**
Plus: ART Contribution	-
Total Implied Refining Technologies Terminal Revenue	**$733**
(x) Normalized FCC EBITDA Margin	32.0%
Implied FCC Terminal EBITDA	**$234**
Plus: ART Contribution	55
Total Implied Refining Technologies Terminal EBITDA	**$290**
Plus: Specialty Catalysts Terminal EBITDA	376
Plus: Materials Technologies Terminal EBITDA	253
Less: Corporate	(95)
Implied Terminal EBITDA	**$824**

($ in millions)	Terminal
Total Implied Refining Technologies Terminal Revenue	$733
Specialty Catalysts Terminal Revenue	966
Materials Technologies Terminal Revenue	820
Total Terminal Revenue	**$2,518**
(x) Galileo Management Capex as a % of Revenue Estimate	8.0%
Galileo Management Terminal Capex Estimate	**$201**

Source: Galileo Management's 5-Year Projections for Galileo (as of 01/27/21), Galileo Investor Presentation (as of 02/23/21)
Note: Terminal assumptions provided by Galileo Management on 04/06/21 and reviewed by Galileo's Board of Directors on 04/07/21
1. Per Galileo Investor Presentation (as of 02/23/21)

Discounted Cash Flow Analysis – Galileo
Galileo Management Case (Excluding Tax Attributes)

MOELIS & COMPANY

PROJECTED UNLEVERED FREE CASH FLOW

($ in millions, except per share data)	Fiscal Year Ending December 31, 2020A	2021E	2022E	2023E	2024E	2025E	Terminal
Adj. EBITDA	**$420**	**$576**	**$702**	**$766**	**$823**	**$882**	**$824**
% Growth	*NA*	*37.1%*	*21.9%*	*9.1%*	*7.4%*	*7.2%*	*NA*
% Margin	*24.3%*	*28.3%*	*30.7%*	*31.9%*	*32.6%*	*33.3%*	*32.7%*
Less: D&A	(108)	(131)	(145)	(152)	(160)	(168)	(201)
Adj. EBIT	**312**	**446**	**557**	**614**	**663**	**714**	**622**
Less: Cash Taxes	(81)	(116)	(145)	(160)	(172)	(186)	(162)
Tax-Affected Adj. EBIT	**231**	**330**	**412**	**454**	**491**	**528**	**460**
Plus: D&A	108	131	145	152	160	168	201
Less: CapEx	(156)	(173)	(193)	(210)	(210)	(200)	(201)
Changes in Working Capital	64	(78)	(28)	(22)	(24)	(24)	(24)
Other	26	53	1	-	1	-	-
Legacy Payments	(21)	(41)	(35)	(40)	(33)	(15)	(5)
ZAI Payments	-	-	(8)	(8)	(8)	-	-
Restructuring Payments	9	(1)	(1)	(1)	-	-	-
Repositioning payments	(11)	(11)	(3)	(2)	(2)	(2)	-
3rd Party Acq. Costs	(5)	(3)	-	-	-	-	-
Misc. Other	(2)	-	-	-	-	-	-
Other Investing (Big Cat)	(31)	-	-	-	-	-	-
Unlevered Free Cash Flow	**$211**	**$206**	**$291**	**$324**	**$375**	**$455**	**$431**

IMPLIED SHARE PRICE (EXCL. TAX ATTRIBUTES)

TERMINAL MULTIPLE	WEIGHTED AVERAGE COST OF CAPITAL 7.50%	7.94%	8.38%	8.81%	9.25%
9.50x	$67.63	$65.79	$63.98	$62.21	$60.49
9.75x	69.76	67.87	66.03	64.22	62.46
10.00x	71.88	69.95	68.07	66.23	64.43
10.25x	73.99	72.03	70.11	68.23	66.39
10.50x	76.11	74.10	72.15	70.23	68.36

IMPLIED PERPETUITY GROWTH RATE

TERMINAL MULTIPLE	WEIGHTED AVERAGE COST OF CAPITAL 7.50%	7.94%	8.38%	8.81%	9.25%
9.50x	1.7%	2.1%	2.5%	2.9%	3.3%
9.75x	1.8%	2.2%	2.6%	3.0%	3.4%
10.00x	2.0%	2.4%	2.8%	3.2%	3.6%
10.25x	2.1%	2.5%	2.9%	3.3%	3.7%
10.50x	2.2%	2.6%	3.0%	3.4%	3.8%

Source: Company filings, Galileo Management's 5-Year Projections for Galileo (as of 01/27/21)

Discounted Cash Flow Analysis – Galileo
Galileo Management Case (Including Tax Attributes)

MOELIS & COMPANY

Illustrative tax attribute discounted cash flow analysis is based on assumptions received from Galileo Management

PROJECTED TAX ATTRIBUTE UTILIZATION

	Fiscal Year Ending December 31,										
($ in millions, except per share data)	2020A	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
NOL Tax Savings											
Beginning	$102	$56	$3	$3	$2	$1	$1	$0	$0	$0	$0
Less: Utilization	(46)	(53)	(1)	(1)	(1)	(1)	(1)	-	-	-	-
Plus: Additions		-	-	-	-	-	-	-	-	-	-
Federal Cash Tax Savings	$56	$3	$3	$2	$1	$1	$0	$0	$0	$0	$0
Other Tax Credits											
FTC and Other Credits Utilized	-	$33	$59	$65	$79	$84	$93	$89	$102	$63	$61
State NOL Carryforward Utilized	1	1	2	3	3	3	3	3	3	3	3
Total Cash Tax Savings	$11	$46	$61	$67	$83	$88	$96	$92	$104	$66	$63

PRESENT VALUE OF TAX ATTRIBUTES

	COST OF EQUITY				
	8.50%	9.50%	10.50%	11.50%	12.50%
NPV	$510	$488	$468	$449	$432
Implied Per Share [1]	$7.51	$7.20	$6.92	$6.65	$6.40

IMPLIED SHARE PRICE (INCL. TAX ATTRIBUTES) [2]

TERMINAL MULTIPLE	WEIGHTED AVERAGE COST OF CAPITAL				
	7.50%	7.94%	8.38%	8.81%	9.25%
9.50x	$75.16	$73.01	$70.92	$68.89	$66.91
9.75x	77.28	75.09	72.96	70.89	68.87
10.00x	79.39	77.16	74.99	72.88	70.83
10.25x	81.50	79.23	77.02	74.87	72.78
10.50x	83.61	81.29	79.05	76.86	74.73

Source: Company filings, Galileo Management's 5-Year Projections for Galileo (as of 01/27/21)
1. Implied tax attribute value per share is illustrative and based on the difference between the tax attribute affected per share value and standalone per share value
2. The present value of tax attributes are included in the enterprise value based upon the corresponding columns in the table on the left

Discounted Cash Flow Analysis – Galileo
Galileo Management Case – Equity Value Summary

IMPLIED EQUITY VALUE (EXCL. TAX ATTRIBUTES)

TERMINAL MULTIPLE	WEIGHTED AVERAGE COST OF CAPITAL				
	7.50%	7.94%	8.38%	8.81%	9.25%
9.5x	$4,527	$4,403	$4,282	$4,163	$4,047
9.8x	$4,671	$4,544	$4,419	$4,298	$4,179
10.0x	$4,814	$4,684	$4,557	$4,433	$4,312
10.3x	$4,958	$4,825	$4,695	$4,568	$4,444
10.5x	$5,101	$4,965	$4,833	$4,703	$4,576

IMPLIED EQUITY VALUE (INCL. TAX ATTRIBUTES) [1]

TERMINAL MULTIPLE	WEIGHTED AVERAGE COST OF CAPITAL				
	7.50%	7.94%	8.38%	8.81%	9.25%
9.5x	$5,037	$4,891	$4,750	$4,612	$4,479
9.8x	$5,180	$5,032	$4,887	$4,747	$4,611
10.0x	$5,324	$5,172	$5,025	$4,882	$4,743
10.3x	$5,467	$5,313	$5,163	$5,017	$4,876
10.5x	$5,611	$5,453	$5,301	$5,152	$5,008

Source: Company filings, Galileo Management's 5-Year Projections for Galileo (as of 01/27/21)
1. The present value of tax attributes are included in the equity value based upon the corresponding columns in the table on the left of the prior page

Illustrative Discounted Cash Flow Analysis – Galileo
No Terminal Adjustment (Excluding Tax Attributes)

PROJECTED UNLEVERED FREE CASH FLOW

	Fiscal Year Ending December 31,						
($ in millions, except per share data)	2020A	2021E	2022E	2023E	2024E	2025E	Terminal
Adj. EBITDA	**$420**	**$576**	**$702**	**$766**	**$823**	**$882**	**$882**
% Growth	*NA*	*37.1%*	*21.9%*	*9.1%*	*7.4%*	*7.2%*	*NA*
% Margin	*24.3%*	*28.3%*	*30.7%*	*31.9%*	*32.6%*	*33.3%*	*33.3%*
Less: D&A	(108)	(131)	(145)	(152)	(160)	(168)	(200)
Adj. EBIT	**312**	**446**	**557**	**614**	**663**	**714**	**682**
Less: Cash Taxes	(81)	(116)	(145)	(160)	(172)	(186)	(177)
Tax-Affected Adj. EBIT	**231**	**330**	**412**	**454**	**491**	**528**	**504**
Plus: D&A	108	131	145	152	160	168	200
Less: CapEx	(156)	(173)	(193)	(210)	(210)	(200)	(200)
Changes in Working Capital	64	(78)	(28)	(22)	(24)	(24)	(24)
Other	26	53	1	-	1	-	-
Legacy Payments	(21)	(41)	(35)	(40)	(33)	(15)	(5)
ZAI Payments	-	-	(8)	(8)	(8)	-	-
Restructuring Payments	9	(1)	(1)	(1)	-	-	-
Repositioning payments	(11)	(11)	(3)	(2)	(2)	(2)	-
3rd Party Acq. Costs	(5)	(3)	-	-	-	-	-
Misc. Other	(2)	-	-	-	-	-	-
Other Investing (Big Cat)	(31)	-	-	-	-	-	-
Unlevered Free Cash Flow	**$211**	**$206**	**$291**	**$324**	**$375**	**$455**	**$475**

IMPLIED SHARE PRICE (EXCL. TAX ATTRIBUTES)

TERMINAL MULTIPLE	WEIGHTED AVERAGE COST OF CAPITAL: 7.50%	7.94%	8.38%	8.81%	9.25%
9.50x	$73.30	$71.35	$69.44	$67.58	$65.75
9.75x	75.56	73.57	71.63	69.72	67.85
10.00x	77.83	75.79	73.80	71.86	69.95
10.25x	80.09	78.01	75.97	73.99	72.04
10.50x	82.34	80.22	78.15	76.12	74.13

IMPLIED PERPETUITY GROWTH RATE

TERMINAL MULTIPLE	WEIGHTED AVERAGE COST OF CAPITAL: 7.50%	7.94%	8.38%	8.81%	9.25%
9.50x	1.5%	1.9%	2.3%	2.7%	3.1%
9.75x	1.7%	2.1%	2.5%	2.9%	3.3%
10.00x	1.8%	2.2%	2.6%	3.0%	3.4%
10.25x	1.9%	2.3%	2.7%	3.2%	3.6%
10.50x	2.1%	2.5%	2.9%	3.3%	3.7%

Source: Company filings, Galileo Management's 5-Year Projections for Galileo (as of 01/27/21)
Note: This analysis was performed utilizing terminal Adj. EBITDA of $882 million. On April 6, 2021, Galileo Management revised its terminal Adj. EBITDA estimate to $824 million as previously discussed on page 6. Moelis did not utilize this analysis for the purposes of its opinion. This analysis is provided for information only

Illustrative Discounted Cash Flow Analysis – Galileo
No Terminal Adjustment (Including Tax Attributes)

MOELIS & COMPANY

Illustrative tax attribute discounted cash flow analysis is based on assumptions received from Galileo Management

PROJECTED TAX ATTRIBUTE UTILIZATION

		Fiscal Year Ending December 31,									
($ in millions, except per share data)	2020A	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
NOL Tax Savings											
Beginning	$102	$56	$3	$3	$2	$1	$1	$0	$0	$0	$0
Less: Utilization	(46)	(53)	(1)	(1)	(1)	(1)	(1)	-	-	-	-
Plus: Additions		-	-	-	-	-	-	-	-	-	-
Federal Cash Tax Savings	**$56**	**$3**	**$3**	**$2**	**$1**	**$1**	**$0**	**$0**	**$0**	**$0**	**$0**
Other Tax Credits											
FTC and Other Credits Utilized	-	$33	$59	$65	$79	$84	$93	$89	$102	$63	$61
State NOL Carryforward Utilized	1	1	2	3	3	3	3	3	3	3	3
Total Cash Tax Savings	**$11**	**$46**	**$61**	**$67**	**$83**	**$88**	**$96**	**$92**	**$104**	**$66**	**$63**

PRESENT VALUE OF TAX ATTRIBUTES

	COST OF EQUITY				
	8.50%	9.50%	10.50%	11.50%	12.50%
NPV	$510	$488	$468	$449	$432
Implied Per Share [1]	$7.50	$7.19	$6.90	$6.62	$6.37

IMPLIED SHARE PRICE (INCL. TAX ATTRIBUTES) [2]

	WEIGHTED AVERAGE COST OF CAPITAL				
TERMINAL MULTIPLE	7.50%	7.94%	8.38%	8.81%	9.25%
9.50x	$80.81	$78.55	$76.35	$74.22	$72.14
9.75x	83.06	80.76	78.53	76.35	74.23
10.00x	85.32	82.97	80.69	78.48	76.32
10.25x	87.58	85.19	82.86	80.60	78.41
10.50x	89.84	87.40	85.03	82.73	80.49

Source: Company filings, Galileo Management's 5-Year Projections for Galileo (as of 01/27/21)

Note: This analysis was performed utilizing terminal Adj. EBITDA of $882 million. On April 6, 2021, Galileo Management revised its terminal Adj. EBITDA estimate to $824 million as previously discussed on page 6. Moelis did not utilize this analysis for the purposes of its opinion. This analysis is provided for information only

1. Implied tax attribute value per share is illustrative and based on the difference between the tax attribute affected per share value and standalone per share value
2. The present value of tax attributes are included in the enterprise value based upon the corresponding columns in the table on the left

Illustrative Discounted Cash Flow Analysis – Galileo

No Terminal Adjustment (Equity Value Summary)

IMPLIED EQUITY VALUE (EXCL. TAX ATTRIBUTES)

TERMINAL MULTIPLE	WEIGHTED AVERAGE COST OF CAPITAL 7.50%	7.94%	8.38%	8.81%	9.25%
9.5x	$4,911	$4,779	$4,650	$4,524	$4,401
9.8x	$5,064	$4,929	$4,797	$4,668	$4,542
10.0x	$5,218	$5,080	$4,945	$4,813	$4,684
10.3x	$5,371	$5,230	$5,092	$4,957	$4,826
10.5x	$5,525	$5,380	$5,239	$5,102	$4,967

IMPLIED EQUITY VALUE (INCL. TAX ATTRIBUTES) [1]

TERMINAL MULTIPLE	WEIGHTED AVERAGE COST OF CAPITAL 7.50%	7.94%	8.38%	8.81%	9.25%
9.5x	$5,420	$5,267	$5,118	$4,973	$4,832
9.8x	$5,574	$5,417	$5,265	$5,118	$4,974
10.0x	$5,727	$5,568	$5,413	$5,262	$5,116
10.3x	$5,881	$5,718	$5,560	$5,407	$5,257
10.5x	$6,034	$5,869	$5,708	$5,551	$5,399

Source: Company filings, Galileo Management's 5-Year Projections for Galileo (as of 01/27/21)

Note: This analysis was performed utilizing terminal Adj. EBITDA of $882 million. On April 6, 2021, Galileo Management revised its terminal Adj. EBITDA estimate to $824 million as previously discussed on page 6. Moelis did not utilize this analysis for the purposes of its opinion. This analysis is provided for information only

1. The present value of tax attributes are included in the equity value based upon the corresponding columns in the table on the left of the prior page